                             EMPLOYMENT AGREEMENT
                                    between
                    TENFOLD CORPORATION and NANCY M. HARVEY

     This Employment Agreement (the "Agreement") is effective as of January 11, 2001, by and between Nancy M. Harvey ("Employee") and TenFold Corporation, a Delaware corporation (the "Company").

     1.   TERM OF AGREEMENT.  This Agreement shall commence as of January 11,
          -----------------
2001, and shall have a term of two (2) years (the "Original Term"). Subject to each party's obligations set forth below, this Agreement may be terminated by either party, with or without cause, on thirty (30) days' written notice to the other party. After the end of the Original Term, this Agreement (and simultaneously Employee's employment) shall be automatically extended for additional successive one (1) year periods unless the parties hereto mutually agree in writing to terminate the Agreement in accordance with the terms hereof prior to the commencement of any such one (1) year period.

     2.   DUTIES.
          ------

          a.   POSITION.  For the term of the Agreement, Employee shall be
               --------
employed as the Company's President and Chief Executive Officer, will report to the Company's Board of Directors (the "Board"), and will be a member of the Board.

          b.   OBLIGATIONS TO THE COMPANY.  Employee agrees that she will at all
               --------------------------
times, to the best of her ability and experience, loyally and conscientiously perform all of the duties and obligations required of and from Employee pursuant to the terms hereof. During the term of Employee's employment relationship with the Company, Employee further agrees that she will devote all of her business time, attention and effort to the business of the Company and will use her reasonable best efforts to promote the interests of the Company, and the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice; provided, however, that Employee may perform and accept compensation for personal services of an incidental nature rendered to a party other than the Company if the performance of such services is approved by the Board (such approval not to be unreasonably withheld by the Board) and does not impair Employee's ability to perform her duties hereunder.

     3.   AT-WILL EMPLOYMENT.  The Company and Employee acknowledge that
          ------------------
Employee's employment is and shall continue to be at-will, as defined under applicable law. If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement, or any enhanced compensation or benefit, except as may otherwise be available under the Company's established written plans and written policies at the time of termination under such plans' general terms; provided, however, that any severance benefit due Employee shall be only as set forth in this Agreement.

     4.   COMPENSATION.  For the duties and services to be performed by Employee
          ------------
hereunder, the Company shall pay Employee, and Employee agrees to accept, the base salary, stock, stock options, bonuses and other benefits described below in this Section 4.

          a.   SALARY.  Employee shall receive a base monthly salary of $50,000
               ------
which is equivalent to $600,000 on an annualized basis (the "Base Salary"). Employee's Base Salary will be payable in equal payments per month pursuant to the Company's normal payroll practices. The Base Salary shall be reviewed from time to time by the Board or its compensation committee (hereinafter

"Compensation Committee") and any change will be effective as of the date determined appropriate by the Compensation Committee. Effective as of the date of any such change, the Base Salary as changed shall be considered the new Base Salary for purposes of this Agreement.

          b.   SALE AND ISSUANCE OF COMMON STOCK. On the date this Agreement is
               ---------------------------------
approved by the Compensation Committee, Company will transfer to Employee 800,000 shares of the Company's Common Stock; provided, however, that (i) the shares may not be sold by Employee until January 1, 2002 and all of the shares (and not less than all) may be repurchased by the Company for the aggregate purchase price of $1,000 if the Employee incurs a Voluntary Termination or a Termination for Cause (each defined in Section 5) before January 1, 2002, and
(ii) the restrictions set forth in clause (i) shall lapse entirely upon the occurrence of a Change in Control before January 1, 2002. Company agrees to loan Employee an amount equal to 50% of the amount included as compensation to Employee by reason of the transfer of the shares described in this subsection; provided, however, that the loan (i) shall be made within 30 days of the transfer, (ii) shall not be made at all if Employee fails to file an 83(b) election with the Internal Revenue Service with respect to the shares, (iii) shall accrue interest at the lowest rate that does not result in taxable compensation to Employee, (iv) shall be payable in full (including all accrued interest) in a single payment due 18 months after its funding, and (v) shall be not more than 35% recourse against Employee's personal assets.

          c.   STOCK OPTIONS AND OTHER INCENTIVE PROGRAMS.  Employee shall be
               ------------------------------------------
eligible to participate in the Company's Stock Option Plan, Employee Stock Purchase Plan, and any other incentive programs available to officers or employees of the Company. Employee shall be awarded an option to purchase one-million (1,000,000) shares (as adjusted for any stock split or similar event) of the Company's common stock on the date this Agreement is approved by the Compensation Committee. Such option shall provide for an exercise price equal to the stock's fair market value on the grant date, and shall first become exercisable to the extent of 500,000 shares on December 28, 2001, then another 250,000 shares each on December 31, 2002, and December 31, 2003; provided, however, that such option shall become fully exercisable 5 days before a Change in Control. The option shall be an incentive stock option described in Internal Revenue Code (S)422 to the maximum extent allowable, which may require separate option agreements. Options previously granted Employee shall remain in full force and effect.

          d.   BONUSES.  The Company will provide Employee with an opportunity
               -------
to earn an annual cash bonus (the "Annual Bonus") each year during the term of this Agreement of up to $400,000 in additional annual variable compensation, based upon the Company's performance and Employee's achievement of key objectives that contribute to the Company's success. Employee's entitlement to and the amount of the Annual Bonus shall be determined in the reasonable discretion of the Compensation Committee. The Compensation Committee and Employee shall mutually agree upon Employee's key objectives at the start of each calendar year. The bonus for each calendar year shall be paid to Employee (or her estate, as the case may be) no later than the earlier of (i) the fifth day after the date earnings are reported for the calendar year or (ii) March 15 of the next calendar year; provided, however, that a Termination for Cause (defined in Section 6) before such date, and only such a Termination for Cause, shall relieve the Company of any obligation to pay the bonus. For 2001, the target bonus shall be $400,000 and shall be paid to the Employee if (a) the Company is a going concern on December 31, 2001, and generated positive cash flow for the quarter ending on such date; or (b) the Company has incurred a Change in Control before January 1, 2002. Any target Annual Bonus not paid by reason of a failure of the cash flow condition of the preceding sentence shall instead be paid no later than the end of the first month succeeding the next calendar quarter during which the Company generated positive cash flow.

          e.   VACATION.  Employee shall be entitled to five weeks vacation
               --------
during each year of employment.

          f.   ADDITIONAL BENEFITS. Employee will be eligible to participate in
               -------------------
the Company's employee benefit plans of general application, including without limitation, those plans providing medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Employee will be eligible for sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other senior executive employees.

          g.   REIMBURSEMENT OF EXPENSES.  Employee shall be authorized to incur
               -------------------------
on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable business expenses, provided that such expenses are substantiated in accordance with Company policies. Company shall reimburse employee promptly.

          h.   GOLDEN PARACHUTE PAYMENTS.  If a payment pursuant to this
               -------------------------
Agreement would result in (or increase) an excise tax under Internal Revenue Code (S)4999(a), the excess parachute payment shall be reduced to that amount (if any) which maximizes the difference between the excess parachute payment and the excise tax.

          i.   CHANGE IN CONTROL.  For purposes of this Agreement, a "Change in
               -----------------
Control" means a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets, as determined under the golden parachute provisions of Code (S)280G. In determining whether a Change in Control has occurred, (i) Proposed Treasury Regulation (S)1.280G-1 shall be treated as it were a valid final regulation (Q&A-27, 28 and 29 are excerpted from the regulation and attached as Exhibit B for advisory purposes), (ii) all other published cases and IRS rulings as of the time of the determination shall be duly considered, and (iii) no presumption for or against the finding of a Change in Control shall be made except as may be provided under applicable rules and regulations. If the parties cannot agree on whether a Change in Control has occurred, the matter shall be settled by a disinterested national accounting or law firm mutually acceptable to the parties (or selected by an arbitrator if the parties cannot agree), based on the principles set forth in this subsection, with the unsuccessful party bearing the costs of the determination.

          Exception to Change in Control.  Notwithstanding the general
          ------------------------------
          provisions of this subsection, no Change in Control shall occur under this Agreement so long as Jeffrey L. Walker is the beneficial owner with full voting rights of more shares of the Company's Voting Stock than any other person or group of persons who are affiliated or acting in concert. For this purpose, Voting Stock means the issued and outstanding capital stock or other securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

          j.   ATTORNEYS FEES.  The Company shall reimburse Employee the
               --------------
reasonable attorneys fees she incurs in the negotiation and preparation of this Agreement and all ancillary documents hereto except for documents relating to Employees personal taxes.

     5.   TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS.
          ------------------------------------------------

          a.   TERMINATION OF EMPLOYMENT. This Agreement may be terminated
               -------------------------
during its Original Term (or any extension thereof) upon the occurrence of any of the following events:

                i.  The Employee's Termination for Cause (as defined in Section
6):

               ii. The Company's termination of Employee without Cause, which determination may be made by the Company at any time at the Company's sole discretion, for any or no reason ("Termination Without Cause");

               iii. The Employee's "Constructive Termination" (as defined in
Section 7); or

               iv. The effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate her employment with the Company ("Voluntary Termination").

          b.   SEVERANCE BENEFITS.  Employee shall be entitled to receive
               ------------------
severance benefits upon termination of employment only as set forth in this subsection.

               i.   VOLUNTARY TERMINATION.  If Employee's employment terminates
                    ---------------------
by Voluntary Termination, then all compensation under this Agreement shall cease to accrue as of the date of termination and Employee shall not be entitled to receive payment of any severance benefits. Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination, and any earned Base Salary shall be paid through normal payroll.

               ii.  INVOLUNTARY TERMINATION.  If Employee's employment is
                    -----------------------
terminated other than by reason of Employee's death, having become Totally Disabled under subsection (d), Voluntary Termination or Termination for Cause (an "Involuntary Termination"), Employee's regular compensation shall cease to accrue under this Agreement as of the date of termination. Employee shall then be entitled to payment of all regular compensation earned through the date of termination and a pro rata portion of any deemed target Annual Bonus for the year that includes the termination within thirty (30) days of the termination. Such deemed target Annual Bonus shall equal the full target Annual Bonus for the year multiplied by a fraction, the numerator of which is the number of days in the year through the date of the Employee's termination and the denominator of which is 365. In addition, Employee shall be entitled to receive a monthly severance benefit, payable through the Company's normal payroll, beginning on the first payroll date that follows Employee's termination date, and continuing for 6 months. Such monthly severance benefit shall be equal to Employee's Base Salary plus one-twelfth of the full year's target Annual Bonus for the year in which the termination occurred. In addition, immediately upon an Involuntary Termination, all restrictions on shares described in Section 4(b) shall lapse causing full vesting of all such shares, and all options to purchase Company stock, that are either held by Employee on the date of this Agreement or are otherwise described in Section 4(c), shall become fully exercisable through the 1-year anniversary of the Involuntary Termination. If employee elects to continue to receive health insurance benefits following termination, the Company shall pay the full cost of such continuation of coverage during the Severance Period. A Constructive Termination (as defined below) will be treated as an Involuntary Termination.

               iii. TERMINATION FOR CAUSE.  If Employee's employment is
                    ---------------------
terminated for Cause, then Employee shall be entitled to receive Employee's Base Salary through the date of termination. Employee's Base Salary shall cease to accrue after the date of such termination for Cause. All of Employee's right to the Annual Bonus which accrue or become payable after the date of such termination for Cause shall terminate and cease upon such termination for Cause. In addition, all other compensation payable under this Agreement shall cease as of the date of termination and Employee shall not be entitled to receive payment of severance benefits. Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

          c.   DEATH.  If Employee should die during the term of this Agreement
               -----
while she remains employed under this Agreement and not Totally Disabled (as defined in subsection (d)), the Company shall pay to Employee's estate a pro rata portion of any deemed target Annual Bonus for the year of Employee's death within thirty (30) days of Employee's death. Such deemed target Annual Bonus shall equal the full target Annual Bonus for the year multiplied by a fraction, the numerator of which is the number of days in the year through the date of the Employee's death and the denominator of which is 365. Base Salary and all other benefits are to be paid up to the date of the death of the Employee.

          d.   DISABILITY.  This Agreement shall also terminate upon the date
               ----------
the Employee shall be deemed to be Totally Disabled. The Employee will be deemed "Totally Disabled" if the Employee is unable as a result of a physical injury or physical or mental illness to participate materially in the Company's business and to perform substantially all of the duties required of her under the terms of this Agreement for an aggregate total of one hundred eighty (180) days (whether consecutive or non-consecutive) during any three hundred sixty
(360) day period during the term hereof. If Employee's employment with the Company is terminated because of Employee's Total Disability, the Company shall pay the Employee her Base Salary and other benefits through the effective Termination Date and a pro rata portion of any deemed target Annual Bonus for the year Employee became Totally Disabled within thirty (30) days of the date that it is determined that Employee is Totally Disabled. Such deemed target Annual Bonus shall equal the full target Annual Bonus for the year multiplied by a fraction, the numerator of which is the number of days in the year through the day before the first date the Employee is deemed to be Totally Disabled and the denominator of which is 365.

     6.   DEFINITION OF TERMINATION FOR CAUSE.  For purposes of this Agreement,
          -----------------------------------
a "Termination for Cause" means the Employee's termination by the Company during the 30-day period following the discovery of the occurrence of one or more of the following events:

          a. Employee's willful misconduct or gross negligence in the performance of her duties hereunder, including Employee's refusal to comply in any material respect with the legal directive of the Board, or any committee thereof, so long as such directives are not inconsistent with the Employee's position and duties, and such refusal to comply is not remedied within twenty
(20) working days after receipt of written notice from the Company, which written notice shall state that failure to remedy such conduct may result in Termination for Cause;

          b. Dishonest or fraudulent conduct that materially discredits the Company or is materially detrimental to the Company's reputation, business, operations, or relations with its employees, suppliers or customers;

          c. Employee's incurable material breach of this Agreement or any element of the Company's Employee Proprietary Information and Invention Assignment Agreement, including without limitation, Employee's theft or other deliberate misappropriation of the Company's proprietary information;

          d. Employee's conviction of a felony or of a misdemeanor involving fraud, dishonesty or moral turpitude with respect to the Company or any of its customers or suppliers; or

          e. Employee's habitual abuse of alcohol or prescription drugs or abuse of controlled substances that has a material adverse impact on her job performance.

     7.   DEFINITION OF CONSTRUCTIVE TERMINATION.  A "Constructive Termination"
          --------------------------------------
shall be deemed to occur if without Employee's express written consent (i) either (1) there is a material adverse change in Employee's position, title, stature, duties or responsibilities which remains uncorrected for thirty (30) days or more following Employee's written notice to the Company, or (2) a reduction of Employee's Base Salary and (ii) within 30 days of the occurrence of any event listed in clause (i), Employee provides the Company written notice that Employee is electing to terminate her employment with the Company.

     8.   CONFIDENTIALITY AGREEMENT.  Employee has signed an Employee
          -------------------------
Proprietary Information and Invention Agreement, dated July 10, 2000, attached hereto as Exhibit A, which agreement remains in full force and effect.

     9.   NON-COMPETITION, ETC.
          --------------------

          a. Employee covenants and agrees that during the Original Term or any extension thereof plus for the period of time she receives Severance Benefits due to an Involuntary Termination, Employee (A) shall not engage, anywhere within the geographical areas in which the Company is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any business (a "Competitive Business") which directly competes with any business then being conducted by the Company; provided, that the foregoing shall not prohibit the Employee from owning a maximum of two percent (2%) of the common stock of any publicly traded corporation; (B) shall not solicit to leave the employ of the Company or hire any officer, employee or consultant of the Company; (C) shall not solicit, divert or to take away, the business or patronage of any of the customers or accounts of the Company, which were contacted, solicited or served by the Employee at any time during the Employee's employment; and (D) shall not acquire, or assist any other party in acquiring, any shares of the Company, or otherwise seek, or assist any other party in seeking to gain control of the Company.

          b. The Employee acknowledges and agrees that because of the nature of the business in which the Company is engaged and because of the nature of the confidential information to which the Employee has access during her employment as described in Exhibit A, it would be impractical and excessively difficult to determine the actual damages of the Company in the event the Employee breached any of the covenants of subsection (a) or Exhibit A, and remedies at law (such as monetary damages) for any breach of the Employee's obligations under subsection (a) or Exhibit A would be inadequate. The Employee therefore agrees and consents that if she commits any breach of a covenant under subsection (a) or Exhibit A or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction. Employee acknowledges and agrees that subsection (a) of this
Section is reasonable and is necessary for the legitimate protection of the Company, and will not deprive Employee of a reasonable opportunity to practice her profeession or trade. With respect to any provision of subsection (a) or Exhibit A that is finally determined to be unenforceable, the Employee and the Company hereby agree that this Agreement or any provision hereof shall be reformed in a manner that retains as much of the original intent of the Agreement as is both practicable and consistent with applicable law.

     10.  CONFLICTS.  Employee represents that her performance of all the terms
          ---------
of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that she is entering into or has entered into an employment relationship with the Company of her own free will.

     11.  SUCCESSORS.  Any successor to the Company (whether direct or indirect
          ----------
and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee's rights hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     12.  NOTICE.  Any notice required or permitted by this Agreement shall be
          ------
in writing and shall be deemed sufficient on the date of delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with first class postage prepaid, and addressed to the party to be notified at such party's address as set forth below, or as subsequently modified by written notice. Employee's address is 714 South Garfield, Hinsdale, Illinois, 60521, Facsimile: (630) 850-0631. Company's address is TenFold Corporation, Attn: General Counsel, 180 West Election Road, Suite 100, Draper, Utah 84020, Facsimile: (801) 619-8204.

     13.  MISCELLANEOUS PROVISIONS.
          ------------------------

          a.   NO DUTY TO MITIGATE.  Employee shall not be required to mitigate
               -------------------
the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

          b.   WAIVERS, ETC.  No amendment of this Agreement and no waiver of
               ------------
any one or more of the provisions hereof shall be effective unless set forth in writing by such person against whom enforcement is sought.

          c.   SOLE AGREEMENT.  With the exception of the Employee Proprietary
               --------------
Information and Invention Agreement, dated July 10, 2000, and stock options granted Employee, this Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. To the extent this Agreement affects any pre-existing award of equity-based compensation, such award shall be deemed amended consistent with this Agreement.

          d.   AMENDMENT.  This agreement may be amended, modified, suppressed
               ---------
or canceled only by an agreement in writing executed by both parties hereto.

          e.   CHOICE OF LAW.  The validity, interpretation, construction and
               -------------
performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

          f.   VENUE.  All disputes, claims or proceedings between the parties
               -----
related to the validity, construction or performance of this Agreement shall be subject to the choice of jurisdiction of the state and federal courts of the State of California. The parties irrevocably consent to jurisdiction in the courts of the State of California for resolution of any claim or dispute hereunder, and such shall be the exclusive forum for the resolution of such claim or dispute.

          g.   SEVERABILITY.  If any term or provision of this Agreement or the
               ------------
application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

          h.   COUNTERPARTS.  This Agreement may be executed in counterparts,
               ------------
each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          i.   INDEMNIFICATION.
               ---------------

               i. Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Employee to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by her in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Employee was or is a party or is threatened to be made a party by reason of the fact that the Employee is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Employee in any such capacity or capacities. The Company also shall pay any and all expenses (including attorneys' fees) incurred by the Employee as a result of the Employee being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

               ii. The Company shall pay any expenses (including attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Employee in investigating, defending, settling or appealing any action, suit or proceeding described in this section in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Employee, but in no event later than 10 days following the Employee's delivery to the Company of a written request for an advance pursuant to this section, together with a reasonable accounting of such expenses.

               iii. Employee hereby undertakes and agrees to repay to the Company any advances made pursuant to this subsection if and to the extent that it shall ultimately be found that the Employee is not entitled to be indemnified by the Company for such amounts.

               iv. The Company shall maintain directors and officers insurance in an amount sufficient to satisfy its obligations to Employee as set forth in this section, but in no event shall such coverage be for less than $10 million. Such coverage must be of a type that will continue to protect Employee through whatever date Company ceases payment of premiums.

                           [SIGNATURE PAGE TO FOLLOW]

     The parties have executed this Agreement as of the date first above written, and the Compensation Committee has approved this Agreement on April 17, 2001.

                                                  TENFOLD CORPORATION



                                                  ______________________________
                                                  By:  Jeffrey L. Walker
                                                  Title:  Chairman

                                                  EMPLOYEE


                                                  ______________________________
                                                  Nancy M. Harvey

                                   EXHIBIT A
                       EMPLOYEE PROPRIETARY INFORMATION
                            AND INVENTION AGREEMENT

                                   EXHIBIT B
                               CHANGE IN CONTROL
                (Excerpted from Prop. Treas. Reg. (S)1.280G-1)

Q-27. When does a change in the ownership of a corporation occur? (a) For purposes of this section, a change in the ownership or control of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, possesses more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of Q/A-28 of this section)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.


(b) For purposes of paragraph (a) of this A-27, persons will not be considered to be "acting as a group" merely because they happen to purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be "acting as a group" if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.

(c) For purposes of this A-27, section 318(a) shall apply in determining stock ownership.

(d) The following examples illustrate the principles of this A- 27:

EXAMPLE (1). Corporation M has owned stock having a fair market value equal to 19 percent of the value of the stock of Corporation N (an otherwise unrelated corporation) for many years prior to 1986. Corporation M acquires additional stock having a fair market value equal to 15 percent of the value of the stock of Corporation N on January 1, 1986, and an additional 18 percent on February 21, 1987. As of February 21, 1987, Corporation M has acquired stock having a fair market value greater than 50 percent of the value of the stock of Corporation N. Thus, a change in the ownership of Corporation N is considered to occur on February 21, 1987 (assuming that Corporation M did not have effective control of Corporation N immediately prior to the acquisition on that date).

EXAMPLE (2). All of the corporation's stock is owned by the founders of the corporation. The board of directors of the corporation decides to offer shares of the corporation to the public. After the public offering, the founders of the corporation own a total of 40 percent of the corporation's stock, and members of the public own 60 percent. If no one person (or more than one person acting as a group) owns more than 50 percent of the corporation's stock (by value or voting power) after the public offering, there is no change in the ownership of the corporation.

EXAMPLE (3). Corporation P merges into Corporation O (a previously unrelated corporation). In the merger, the shareholders of Corporation P receive Corporation O stock in exchange for their Corporation P stock. Immediately after the merger, the former shareholders of Corporation P own stock having a fair market value equal to 60 percent of the value of the stock of Corporation O, and the former shareholders of Corporation O own stock having a fair market value equal to 40 percent of the value of the stock of Corporation O. The former shareholders of Corporation P will be treated as "acting as a group" in their acquisition of Corporation O stock. Thus, a change in the ownership of Corporation O occurs on the date of the merger.

EXAMPLE (4). A, an individual, owns stock having a fair market value equal to 20 percent of the value of the stock of Corporation Q. On January 1, 1987, Corporation Q acquires in a redemption for cash all of the stock held by shareholders other than A. Thus, A is left as the sole shareholder of Corporation O. A change in ownership of Corporation O is considered to occur on January 1, 1987 (assuming that A did not have effective control of Corporation Q immediately prior to the redemption).

EXAMPLE (5). Assume the same facts as in example (4) except that A owns stock having a fair market value equal to 51 percent of the value of all the stock of Corporation Q immediately prior to the redemption. There is no change in the ownership of Corporation Q as a result of the redemption.

Q-28. When does a change in the effective control of a corporation occur? (a) For purposes of this section, a change in the effective control of a corporation is presumed to occur on the date that either -- (1) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 20 percent or more of the total voting power of the stock of such corporation; or (2) A majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election. This presumption may be rebutted by establishing that such acquisition or acquisitions of the corporation's stock, or such replacement of the majority of the members of the corporation's board of directors, does not transfer the power to control (directly or indirectly) the management and policies of the corporation from any one person (or more than one person acting as a group) to another person (or group). For purposes of this section, in the absence of an event described in paragraph (a)(1) or (2) of this A-28, a change in the effective control of a corporation is presumed not to have occurred.

(b) If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this A-28), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of Q/A- 27 of this section).

(c) For purposes of this A-28, persons will not be considered to be "acting as a group" merely because they happen to purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered as "acting as a group" if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.

(d) Section 318(a) shall apply in determining stock ownership for purposes of this A-28.

(e) The following examples illustrate the principles of this A- 28:

EXAMPLE (1). Shareholder A acquired the following percentages of the voting stock of Corporation M (an otherwise unrelated corporation) on the following dates: 16 percent on January 1, 1985; 10 percent on January 10, 1986; 8 percent on February 10, 1986; 11 percent on March 1, 1987; and 8 percent on March 10, 1987. Thus, on March 10, 1987, A owns a total of 53 percent of M's voting stock. Since A did not acquire 20 percent or more of M's voting stock during any 12-month period, there is no presumption of a change in effective control pursuant to paragraph (a)(1) of this A-28. In addition, under these facts there is a presumption that no change in the effective control of Corporation M occurred. If this presumption is not rebutted (and thus no change in effective control of Corporation M is treated as occurring prior to March 10, 1987), a change in the ownership of Corporation M will be treated as having occurred on March 10, 1987 (pursuant to Q/A-27 of this section) since A had acquired more than 50 percent of Corporation M's voting stock as of that date.

EXAMPLE (2). A minority group of shareholders of a corporation opposes the practices and policies of the corporation's current board of directors. A proxy contest ensues. The minority group presents its own slate of candidates for the board at the next annual meeting of the corporation's shareholders, and candidates of the minority group are elected to replace a majority of the current members of the board. A change in the effective control of the corporation is presumed to have occurred on the date the election of the new board of directors becomes effective.

Q-29. When does a change in the ownership of a substantial portion of a corporation's assets occur? (a) For purposes of this section, a change in the ownership of a substantial portion of a corporation's assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total fair market value equal to or more than one third of the total fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.

(b) A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to -- (1) A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock, (2) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation
(3) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation, or (4) An entity, at least 50 percent of the total value or voting power is owned, directly or indirectly, by a person described in paragraph (b)(3) of this A-29. For purposes of this paragraph (b) (except as otherwise provided), a person's status is determined immediately after the transfer of the assets. For example, a transfer of assets pursuant to a complete liquidation of a corporation, a redemption of a shareholder's interest, or a transfer to a majority-owned subsidiary of the corporation is not treated as a change in the ownership of the assets of the transferor corporation.

(c) For purposes of this A-29, section 318(a) shall apply in determining stock ownership.

(d) The following examples illustrate the principles of this A- 29:

EXAMPLE (1). Corporation M acquires assets having a fair market value of $500,000 from Corporation N (an unrelated corporation) on January 1, 1986. The total fair market value of Corporation N's assets immediately prior to the acquisition was $3 million. Since the value of the assets acquired by Corporation M is less than one third of the fair market value of Corporation N's total assets immediately prior to the acquisition, the acquisition does not represent a change in the ownership of a substantial portion of Corporation N's assets.

EXAMPLE (2). Assume the same facts as in example (1). Also assume that on November 1, 1986, Corporation M acquires from Corporation N additional assets having a fair market value of $700,000. Thus, Corporation M has acquired from Corporation N assets worth a total of $1.2 million during the 12-month period ending on November 1, 1986. Since $1.2 million is more than one third of the total fair market value of all of Corporation N's assets immediately prior to the earlier of these acquisitions ($3 million), a change in the ownership of a substantial portion of Corporation N's assets is considered to have occurred on November 1, 1986.

EXAMPLE (3). All of the assets of Corporation P are transferred to Corporation O (an unrelated corporation). In exchange, the shareholders of Corporation P receive Corporation O stock. Immediately after the transfer, the former shareholders of Corporation P own 60 percent of the fair market value of the outstanding stock of Corporation O and the former shareholders of Corporation O own 40 percent of the fair market value of the outstanding stock of Corporation
O. Because Corporation O is an entity more than 50 percent of the fair market value of the outstanding stock of which is owned by the former shareholders of Corporation P, the transfer of assets is not treated as a change in ownership of a substantial portion of the assets of Corporation P.